Exhibit 10.1

August 4, 2023

VIA EMAIL

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Dear -----,

Proterra Operating Company, Inc. (the “Company”) is pleased to offer you the opportunity to receive the retention benefit described below.

Retention Bonus. To incentivize your continued employment with the Company through August 4, 2024 (the “Retention Date”), the Company will pay you a cash bonus in the total amount of $[________] less applicable withholding taxes and deductions (the “Retention Bonus”), subject to the terms below. The Retention Bonus shall be paid promptly, and in no later than thirty (30) days from the date hereof.

If your employment is terminated by the Company for Cause (as defined below) or you voluntarily resign without Good Reason (as defined in your employment or severance agreement) prior to the earlier of (i) the Retention Date or (ii) thirty (30) days following a Corporate Transaction, you will be required to repay to the Company the after-tax amount of the Retention Bonus within ninety (90) days of your termination date. For the avoidance of doubt, the foregoing repayment obligation will not apply if your employment is terminated due to your death or disability, or if you are on a leave of absence due to disability.

For purposes of this letter agreement:

“Cause” means (i) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets (unless permitted by applicable law) or (ii) a material breach of any agreement between you and the Company, in either case, which results in material harm to the Company.

“Corporate Transaction” means the first to occur of any of the following events:  (i) the sale or recapitalization of the Company or any of its subsidiaries (including through a merger or sale of substantially all of the assets of the Company or any of its subsidiaries) or (ii) the sale, disposition or winding down of any business unit or division for which you provide substantially all of your services.

By signing this letter agreement, you acknowledge and agree that your receipt of the Retention Bonus is in lieu of any amounts remaining or outstanding under any other retention agreement you may have with the Company, if any.

Confidential. We request that you keep this letter agreement confidential. You agree that you will not disclose to others the existence or terms of this letter agreement, except that you may disclose such information to your spouse, attorney or tax adviser.

At Will Employment. You remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause. Nothing in this letter agreement changes the nature of that relationship.

Successors and Assigns. This letter agreement will be binding on the Company and any of its successors and assigns.

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Please sign below to acknowledge the terms of this letter agreement.
Very truly yours,

Sara Dadyar, CPO

I hereby acknowledge, accept and agree to the terms as set forth above.

Employee Signature: _______________________ Date signed:

Employee Name: _______________________

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